Exhibit 99.1

March 31, 2014

American DG Energy Inc.
Attn: John N. Hatsopoulos

45 First Avenue
Waltham, MA 02451

Dear Mr. Hatsopoulos:

You have furnished us with a copy of your “Notification of Late Filing” on Form 12b-25 dated March 31, 2014 (the “Form”).

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the consolidated financial statements of American DG Energy Inc. on or before the date the Form 10-K of American DG Energy Inc. for the year ended December 31, 2013 is required to be filed.

/s/ McGladrey LLP
McGladrey LLP